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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 12B-25


                                                                 ---------------
                          NOTIFICATION OF LATE FILING            SEC FILE NUMBER
                                                                     0-11883
                                                                 ---------------
                                                                 ---------------
                                                                   CUSIP NUMBER
                                                                   268618-20-4
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         [ ] Form 10-K and Form 10-KSB  [ ] Form 20-F  [ ] Form 11-K
                 [X] Form 10-Q and Form 10-QSB [ ] Form N-SAR

          For Period Ended: December 31, 1997

          [ ] Transition Report on Form 10-K
          [ ] Transition Report on Form 20-F
          [ ] Transition Report on Form 11-K
          [ ] Transition Report on Form 10-Q
          [ ] Transition Report on Form N-SAR

     For the Transition Period Ended:  N/A

          Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

          If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A


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Part I - Registrant Information
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     Full Name of Registrant:  EMB CORPORATION

     Former Name if Applicable:  N/A

     Address of Principal Executive Office (Street and Number):
          3200 BRISTOL, 8/TH/ FLOOR, COSTA MESA, CALIFORNIA 92626


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Part II - Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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Part III - Narrative
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The registrant is unable without unreasonable effort and expense to timely prepare its accounting records and schedules in sufficient time to file its Form 10-QSB report for its fiscal quarter ended December 31, 1997, because of the complexities of compiling and integrating the financial data of a recently acquired Colorado corporation, Investment Consultants, Inc.
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Part IV - Other Information
================================================================================

(1)  Name and telephone number of person to contact in regard to this notification:
               B. JOE WIMER             (714) 424-7709

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                             [X]  Yes   [ ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                             [ ]  Yes   [X]  No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                EMB CORPORATION
                                ---------------

EMB Corporation has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: FEBRUARY 11, 1998                               By: /s/ B. Joe Wimer
                                                          -------------------
                                                      B. JOE WIMER, TREASURER


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                                   ATTENTION
     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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